CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC

DALLAS, TEXAS – July 9, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported June 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, second quarter 2011 and year-to-date 2011 traffic results presented in the accompanying tables include the combined results of Southwest Airlines and AirTran for periods prior to the acquisition date.
               The Company flew 9.6 billion revenue passenger miles (RPMs) in June 2012, which was comparable to the RPMs flown in June 2011.  Available seat miles (ASMs) decreased 0.7 percent to 11.4 billion from 11.5 billion ASMs in June 2011.  The June 2012 load factor was 84.4 percent, compared to 83.9 percent in June 2011.  For June 2012, passenger revenue per ASM (PRASM) is estimated to have increased approximately six percent as compared to June 2011.
For the second quarter of 2012, the Company flew 27.2 billion RPMs, compared to 27.6 billion combined RPMs flown in the same period in 2011, a decrease of 1.6 percent.  Second quarter 2012 ASMs decreased 1.2 percent to 33.2 billion from the combined ASMs of 33.6 billion for the same period in 2011.  The second quarter 2012 load factor was 81.9 percent, compared to the combined load factor of 82.2 percent for the same period in 2011.
For the first half of 2012, the Company flew 50.9 billion RPMs, compared to 51.4 billion combined RPMs flown in the same period in 2011, a decrease of 0.9 percent.  The year-to-date 2012 ASMs were 63.9 billion, which was comparable to the combined ASMs for the same period in 2011.  The year-to-date 2012 load factor was 79.7 percent, compared to the combined load factor of 80.4 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JUNE
	2012	2011	CHANGE

Revenue passengers carried	9,970,451	9,893,105	0.8%

Enplaned passengers	12,244,503	12,249,428	-

Revenue passenger miles (000)	9,621,741	9,630,541	(0.1)%

Available seat miles (000)	11,399,302	11,485,357	(0.7)%

Load factor	84.4%	83.9%	0.5	pts.

Average length of haul	965	973	(0.8)%

Trips flown	118,743	122,783	(3.3)%

	SECOND QUARTER
	2012	2011	CHANGE

Revenue passengers carried	28,859,348	28,826,013	0.1%

Enplaned passengers	35,210,151	35,559,232	(1.0)%

Revenue passenger miles (000)	27,206,498	27,646,263	(1.6)%

Available seat miles (000)	33,230,589	33,639,005	(1.2)%

Load factor	81.9%	82.2%	(0.3	) pts.

Average length of haul	943	959	(1.7)%

Trips flown	352,726	362,691	(2.7)%

	YEAR-TO-DATE
	2012	2011	CHANGE

Revenue passengers carried	54,420,170	54,407,408	-

Enplaned passengers	66,364,573	66,753,484	(0.6)%

Revenue passenger miles (000)	50,891,364	51,361,692	(0.9)%

Available seat miles (000)	63,863,482	63,902,550	(0.1)%

Load factor	79.7%	80.4%	(0.7	) pts.

Average length of haul	935	944	(1.0)%

Trips flown	686,622	696,258	(1.4)%

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